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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DYNAMIC MATERIALS CORPORATION.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2012

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	April 13, 2012

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on May 24, 2012, at 8:30 a.m. local time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, for the following purposes:

        1.     To elect eight directors to hold office until the 2013 Annual Meeting of Stockholders;

        2.     To amend the Company's Employee Stock Purchase Plan;

        3.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

        4.     To hold a non-binding, advisory vote to approve executive compensation; and

        5.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 3, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

Similar to last year we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about April 13, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and the Annual Report for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary

Boulder, Colorado

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2012

 INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

General

        The Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 24, 2012, at 8:30 a.m., local time, or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street, Boulder, Colorado. On or about April 13, 2012, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the company," "we," "us" or "our" refer to Dynamic Materials Corporation.

Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Outstanding Shares and Quorum

        Only holders of record of common stock at the close of business on April 3, 2012, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 3, 2012, we had 13,483,238 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.

Voting Rights and Procedures

        Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum, but not for determining the outcome of any matter submitted to the stockholders for a vote.

        Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. The only "routine" proposal on our ballot this year is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Therefore no broker non-votes are expected to exist in connection with that proposal. Brokers are no longer permitted to vote shares for the election of directors without customer direction and will not be permitted to vote on the non-binding, advisory vote on executive compensation or the non-binding, advisory vote on the frequency of a non-binding, advisory vote on executive compensation. Therefore, we urge you to give voting instructions to your broker on all proposals.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the six nominees named in this Proxy Statement.

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. The non-binding advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. Accordingly, a majority of votes cast is required to approve these proposals.

        Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at our 2013 Annual Meeting of Stockholders must be received by us not later than December 14, 2012, in order to be included in the proxy statement and proxy relating to that annual meeting.

        Notice of any stockholder proposal to be considered at our 2013 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS

        There are eight nominees for election to the Board. Each director to be elected will hold office until the 2013 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES

        The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Dean K. Allen	Chairman of the Board	76
Yvon Pierre Cariou	Director, President and Chief Executive Officer	66
Robert A. Cohen	Director	63
James J. Ferris	Director	68
Richard P. Graff	Director	65
Bernard Hueber	Director	70
Gerard Munera	Director	76
Rolf Rospek	Director	54

        Dean K. Allen.    Mr. Allen has served as a director since July 1993 and Chairman of the Board since May 2006. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995. Earlier in his career, Mr. Allen served as Executive Vice President of Fluor Corporation, where he was employed for 25 years. As Executive Vice President of Fluor Corporation, Chairman of the Engineering and Construction Group, Member of the Board of Directors and Executive Committee, he was also a member of several subsidiary boards. He also served on the board of directors of Tecnoconsult International, a multinational engineering and consulting firm focusing on energy, industrial and civil infrastructure projects. Mr. Allen is a graduate mechanical engineer, with an MBA from Wharton, and was a participant in the International Senior Managers Program at Harvard. In addition, he has participated in several continuing education programs on corporate governance and currently is a member of the Compensation Subcommittee of the Forum of Corporate Directors.

        As a director of the Company for over 18 years, Mr. Allen has detailed knowledge of the Company's development, historical business cycles and customer base. Mr. Allen, from his nearly five decades of experience employed by and leading significant engineering and construction companies, has a deep understanding of many of the Company's key end-use customer segments and the dynamics affecting their respective industries and business environments. Mr. Allen's past work with, and ties within, multinational companies bring to the Board valuable strategic insight and guidance for the Company's multinational operations and international customer and supplier base. With over 25 years of board experience with various multinational companies, Mr. Allen also brings extensive corporate governance experience and insight to the Board.

        Yvon Pierre Cariou.    Mr. Cariou has served as our President and Chief Executive Officer since November 2000 and as a director since May 2006. Prior to joining the Company, from 1998 to 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From 1991 to 1998, Mr. Cariou held executive leadership positions at Hydrodyne/FPI Inc., an aerospace propulsion components manufacturer, and MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President and Chief Executive Officer of two industrial and engineering companies. He also was employed for fifteen years by Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Mersen USA. Mr. Cariou graduated with a degree in mechanical engineering from Ecole Nationale Superieure des Arts et Metiers in Paris and obtained an MBA from Fairleigh Dickinson University.

        As our President and Chief Executive Officer for over 11 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In this role, he has primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DYNAenergetics in late 2007, increasing our share of the worldwide explosion cladding business as well as diversifying the Company's business into the Oilfields Products segment. Mr. Cariou has been actively overseeing the integration of this significant acquisition into the Company's operations. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board and leadership of the Company.

        Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen spent 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.

        The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and Asian markets. Many of the key fabricators and end-customers of the Company's cladding division are located in Korea and Asia and the Company is focusing on this region for sales growth. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.

        James J. Ferris.    Dr. Ferris has served as a director since July 2010. From 1994 until his retirement in 2007, he held a variety of positions, including director and president/group chief executive officer, with CH2M Hill Companies Ltd., an employee owned, global engineering, major projects and construction company. Previously, Dr. Ferris spent 18 years with the engineering and construction firm Ebasco Services Incorporated, where he was a director and held various project leadership and senior and executive management positions, including president and chief executive officer of Ebasco Environmental. Dr. Ferris has more than 35 years of diverse, senior and executive level leadership experience in the worldwide engineering, major projects and construction industry. He has been a member of the G8 Renewable Energy Task Force, an active attendee at The World Economic Forum in Davos, Switzerland, and a member of the Prince of Wales Business Leaders Forum. Dr. Ferris has over 20 years of board experience including with two global engineering, major projects and construction companies, a technology start-up company (Sentegra), and a non-profit enterprise (The Keystone Center) focused on energy, environmental and public health policy initiatives. He has served on seven special purpose mega-project company boards with over $20 billion in capital expenditures, two of which he acted as the Board's Chairman. His Board Committee experience is extensive and includes direct membership and involvement on audit, compensation, nominating and governance, executive, safety and risk management committees.

        Dr. Ferris received his undergraduate degree from Marquette University and his Ph.D. in Molecular Microbiology from Rensselaer Polytechnic Institute. He also attended the Advanced Executive Management Program at Wharton. He began his career as a member of the faculty at Rensselaer and transitioned into private industry in 1975. He also has served as an advisor to Rensselaer leadership and has held similar strategic advisory roles to various companies since his retirement from CH2M Hill.

        The Board added Dr. Ferris as a member in mid-2010 because of his management and previous board experience, including his tenure as director and president of two significant multinational companies, his extensive experience in the global energy, environmental, industrial, and national government markets, and his experience overseeing operations and projects in many of the geographic regions where the Company has operations or is working to expand, including China, South Korea, Japan, the Middle East, numerous countries in eastern and western Europe, and elsewhere. He brings significant strategic planning and risk management expertise and successful records of accelerated growth for companies to the Board, especially in light of the Company's broad geographic operations. Dr. Ferris also has strong corporate governance, safety management and compensation policy experience as well as substantial financial management skills.

        Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement on December 31, 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and has served as a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements of securities legislation. Mr. Graff currently serves on the board of directors of Yamana Gold Inc. and Alacer Gold Corporation. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.

        With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.

        Bernard Hueber.    Mr. Hueber rejoined the Board in June 2006; previously, he served as a director from June 2000 to June 2005 and was Chairman of the Board from June 2000 until June 2002. From 1972 to 1990, Mr. Hueber served as managing director of the explosives division of Nobel Bozel group and was therefore involved in the acquisition and development of its cladding activities in Europe. From 1990 to 2000, Mr. Hueber served as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France when it became a subsidiary of Groupe SNPE and as General Manager of its Industrial Explosive Division. He participated in SNPE's acquisition of the Swedish cladding activities and in 2000 brought together SNPE cladding subsidiaries with the Company. He was nominated Chairman of the Board of the Company in 2000 to consolidate these operations. Mr. Hueber was deeply involved in explosives and operational safety as a Director (from 1975 to 2005), and as Secretary General (from 2002 to 2005) of

SAFEX, an industry association with the objective to increase safety in the explosive manufacturing sites throughout the world. Following his retirement from Groupe SNPE in June 2002 and until January 2008, Mr. Hueber was the Secretary General of the Federation of European Explosives Manufacturers (FEEM). During this time, Mr. Hueber also worked as an independent consultant. From June 2003 to June 2007, Mr. Hueber served as a Director of Financiere Harle Bickford & Cie and its subsidiary Davey Bickford & Smith, companies involved in pyrotechnics for the explosives and automotive industries and in radio communication. Mr. Hueber is a graduate of Ecole Polytechnique in Paris and started his career by working successively with Societe Generale, a leading bank in France, and with a U.S. air conditioning firm, Trane Corp.

        Mr. Hueber has detailed knowledge of the Company's development, historical business cycles, customer base and competitive environment from his nearly 10 years of experience as a director of the Company, including two years as the Company's Chairman, as well as his 30 years' prior work experience with the predecessor company to the Company's European operations. With his extensive experience in the explosives business and work with FEEM, he brings insights to the Company in regulatory, safety, operational and supplier issues facing the Company. Mr. Hueber also brings to the Board more than 40 years of management experience leading multinational manufacturing companies.

        Gerard Munera.    Mr. Munera has served as a director since September 2000. From October 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a family controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries and Executive Chairman of Arcadia, Inc., a family controlled private manufacturer of glass/aluminum products. Mr. Munera is a current director of one public company, Nevsun Resources Ltd., as well as two private companies. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Between 1991 and 1994, Mr. Munera was President and CEO of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.

        As a director of the Company for over a decade, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. With over four decades of successful business experience, he also brings a solid international exposure, financial literacy, extensive management experience, as well as extensive work in strategic planning and implementing corporate goals. As a director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.

        Rolf Rospek.    Mr. Rospek has served as Chief Executive of our DYNAenergetics subsidiary since it was acquired on November 15, 2007 and as a director of the Company since that same date. From October 2001 to November 15, 2007, Mr. Rospek was Chief Executive Officer and a managing director of DYNAenergetics Beteiligungs GmbH. From April 1993 to October 2001, Mr. Rospek was employed by Dynamit Nobel where he served in various sales, marketing and management positions, including general manager of their DYNAwell business unit from March 1998 to October 2001, and general manager of their Dynaplat business unit from March 1999 to October 2001. Prior to joining Dynamit Nobel, Mr. Rospek served as general manager of the logging department of Preussag, Erdöl und Erdgas GmbH, an oil and gas company that is now a subsidiary of Gaz de France. For several years during the 1980's, Mr. Rospek worked for Atlas Wireline Services—which is now part of Baker Hughes and operates under the name Baker Atlas—where he held various engineering and management positions in Germany, England, Italy, and Holland. Mr. Rospek graduated with a degree in Physics (Dipl. Ing. Physikalische Technik) from the Fachhochschule Lübeck in Lübeck, Germany.

        The acquisition of DYNAenergetics four and a half years ago expanded our explosion welding operations as well as enabled us to diversify into a new business of manufacturing and selling a range of proprietary and nonproprietary products for the global oil and gas industries. As the chief executive of this growing Oilfield Products segment and its predecessor company for the past twelve years, Mr. Rospek has detailed knowledge of this important segment's business, customer base, strategy and growth opportunities. He has successfully integrated three acquired companies into the Oilfield Products segment and is a key resource in setting strategy for this growing segment. He has extensive experience in establishing and managing sales operations in many of the world's regions in which we are operating or expanding our business.

Requisite Vote

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of the employment agreement described under "Executive Compensation."

Name	Position	Age
Yvon Pierre Cariou	President and Chief Executive Officer	66
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary	61
John G. Banker	Senior Vice President, Customers and Technology	65
Rolf Rospek	DYNAenergetics Chief Executive Officer	54

        Yvon Pierre Cariou.    Information regarding Mr. Cariou, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

        Richard A. Santa.    Mr. Santa has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2008; our Vice President, Chief Financial Officer and Secretary from October 1996 to December 2007; and our interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager of PricewaterhouseCoopers LLP, where he was employed for ten years.

        John G. Banker.    Mr. Banker has served as our Senior Vice President, Customers and Technology since January 2008 and our Vice President, Marketing and Sales, Clad Metal Division from June 2000 to December 2007. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by us and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

        Rolf Rospek.    Information regarding Mr. Rospek, the Chief Executive Officer of our DYNAenergetics subsidiary, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

Board of Directors

  Meeting Attendance

        Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2011 Annual Meeting of Stockholders held on May 26, 2011 and are planning on attending the 2012 Annual Meeting of Stockholders.

        During the fiscal year ended December 31, 2011, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.

  Director Independence

        The Board has determined that six of our eight current directors, Messrs. Allen, Cohen, Ferris, Graff, Hueber and Munera, all of whom are nominated for re-election, are "independent" directors under the rules promulgated by the Securities and Exchange Commission ("SEC") and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. Mr. Cariou, our President and Chief Executive Officer, and Mr. Rospek, the Chief Executive of our DYNAenergetics subsidiary, are the only Board members who are not independent based on these criteria. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors.

        Our independent, non-executive directors hold regularly scheduled meetings in executive session, at which only independent, non-executive directors are present. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are "independent."

  Board Leadership Structure

        The Company does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Currently we have separated the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

  Board Committees and Meetings

        During the fiscal year ended December 31, 2011, the Board held six meetings, including one telephonic meeting. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Quality and Safety Committee.

  The Audit Committee

        The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the annual audit and financial controls. The Audit Committee also appoints the independent registered public accounting firm. Messrs. Graff, Ferris, Hueber and Munera were members of the Audit Committee for the full year ended December 31, 2011, with Mr. Graff serving as Chairman. On May 26, 2011, Mr. Cohen was appointed as a member of the Audit Committee to replace Mr. Allen, who served as a member of the Audit Committee until such replacement. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee met five times during the 2011 fiscal year.

        In June 2000, the Board adopted a written Charter of the Audit Committee. The Charter of the Audit Committee, which was revised in April 2004, requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee was also revised in April 2007 to charge the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dynamicmaterials.com.

  The Compensation Committee

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. Messrs. Allen, Ferris, Hueber and Munera were members of the Compensation Committee for the full year ended December 31, 2011, with Mr. Allen serving as the Chairman. Mr. Cohen was appointed as a member of the Compensation Committee on May 26, 2011. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" under SEC rules and the applicable rules of the NASDAQ. During the 2011 fiscal year, the Compensation Committee met five times.

        In August 2006, the Board adopted a written Charter of the Compensation Committee. The Charter was revised in April 2007 to charge the Compensation Committee with responsibility for reviewing and approving the Compensation Discussion and Analysis included in the Company's proxy statement. The Charter of the Compensation Committee may be viewed on our website, www.dynamicmaterials.com.

  The Corporate Governance and Nominating Committee

        In June 2006, the Board established a Corporate Governance and Nominating Committee and adopted a Charter for the committee. Messrs. Allen, Hueber and Munera were members of the Corporate Governance and Nominating Committee for the full fiscal year ended December 31, 2011. Mr. Ferris joined the Committee on September 17, 2011. Mr. Munera serves as Chairman of the Committee. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. Members of the Corporate Governance and Nominating Committee identified, selected and nominated Messrs. Ferris (in 2010) and Cohen (in 2011) for election to the Board. The Corporate Governance and Nominating Committee held four meetings during the 2011 fiscal year. The Charter of the Corporate Governance and Nominating Committee may be viewed on our website, www.dynamicmaterials.com.

        The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome.

However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board of Directors in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations. No such suggestions were received during 2011.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and other particular skills and experience possessed by the individual. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership, including, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. We do not have a separate Board diversity policy.

        We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.

  Director Leadership of Quality and Safety Committee

        In June 2009, at the direction of the Board, the Company established a Quality and Safety Committee comprised of the Company's Chief Executive Officer, two independent directors and up to three Company managers. Mr. Hueber serves as the Chairman of this Committee. Messrs. Allen and Cariou are also members of this Committee, together with managers of some of the Company's U.S. and European operating divisions. The purpose of this Committee is to review, at least annually, the Company's performance in meeting its quality and safety objectives established by management and to facilitate the Board's oversight of these critical operational issues. The Quality and Safety Committee met once during the 2011 fiscal year as it inspected the Company's AMK Welding manufacturing facility.

  Risk Oversight

        Our senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. The Quality and Safety Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety. Other general business risks such as economic and regulatory risks are monitored by the full Board. Risk management and assessment reports are regularly provided by management to these committees and the full Board.

  Compensation Risk Assessment

        Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

  Communications with the Board

        The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

        We are asking stockholders to approve an amendment to the Dynamic Materials Corporation Employee Stock Purchase Plan (the "ESPP") to increase the number of shares of our common stock available for purchase by 150,000 shares.

Purpose of the Employee Stock Purchase Plan

        The purpose of the ESPP is to provide eligible employees of the Company and its affiliates with a program for the regular purchase of our common stock from the Company through periodic payroll deductions. The ESPP gives participating employees a convenient and cost-effective means of acquiring a proprietary interest in the Company. Under the ESPP, employees acquire our common stock at a 15% discount from the market price as determined on each purchase date.

Background

        The ESPP previously authorized the sale of 450,000 shares of our common stock. Employee participation in our ESPP has increased every year since inception of the plan. Currently, 20% of our employees make regular contributions and purchases through the plan. The average aggregate number of shares purchased each month during 2011 by all participants in the ESPP was 216. As of March 31, 2012, a total of 427,228 shares of common stock had been purchased under the ESPP by eligible employees, leaving 22,772 shares available for subsequent purchases. If the ESPP is approved, the number of shares available for purchase under the ESPP will increase by 150,000 to 600,000. If stockholder approval is not obtained, then the amendment to the ESPP will not be implemented, and the ESPP will continue in effect pursuant to its current terms. Approval of the ESPP will ensure that sufficient shares are available for purchase by our employees for the next several years.

THE BOARD RECOMMENDS
A VOTE "FOR" PROPOSAL 2.

Summary of the ESPP

        The following summary of material terms of our Employee Stock Purchase Plan does not purport to be complete and is subject to and qualified in its entirety by the actual terms of the plan. A copy of the Amendment is provided as Appendix A to this Proxy Statement.

        Participation.    Rights may be granted only to employees of the Company or, as the Board or the ESPP Committee may designate, to employees of any affiliate of the Company. With certain exceptions, an employee of the Company or any affiliate shall not be eligible to be granted rights under the Plan, unless, on the date rights to acquires common stock are offered ("Offering Date"), such employee has been in the employ of the Company or any affiliate for such continuous period preceding such grant as the Board or the ESPP Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two years. In addition, unless otherwise determined by the Board or the ESPP Committee and set forth in the terms of the applicable grant, no employee of the Company or any affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee's customary employment with the Company or such affiliates is for at least twenty hours per week and at least five months per calendar year.

        Payroll Deductions.    Each agreement to acquire common stock shall authorize payroll deductions of up to the maximum percentage specified by the Board or the ESPP Committee of such employee's Earnings (as defined by the Board for each grant) during the grant period. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any grant period only as provided for in the grant. A participant may make additional payments into his or her account only if specifically provided for in the grant and only if the participant has not had the maximum amount withheld during the grant period. An employee may cease to participate in the ESPP at any time. If an employee ceases to be eligible to participate in the ESPP, then such employee may no longer purchase shares through the ESPP.

        Administration.    The Plan is administered by the Board of Directors (the "Board") of the Company unless and until the Board delegates administration to an ESPP Committee. Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan. In addition, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan: (i) to determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical); (ii) to designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan; (iii) to construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration and, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extend it shall deem necessary or expedient to make the Plan fully effective; (iv) to amend the Plan; and (v) generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its affiliates and to carry out the intent that the Plan be treated as an "employee stock purchase plan" within the meaning of the Internal Revenue Code. The Board may delegate administration of the Plan to an ESPP Committee composed of not fewer than two members of the Board (the "Committee"). If administration is delegated to an ESPP Committee, the ESPP Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the ESPP Committee at any time and revest in the Board the administration of the Plan.

        Issuance of Shares.    On each purchase date specified in the relevant grant, each participant's accumulated payroll deductions and other additional payments specifically provided for in the grant (without any increase for interest) will be applied to the purchase of whole shares of common stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable grant, at the purchase price specified in the grant. No fractional shares shall be issued upon the exercise of rights granted under the Plan.

        Amendment and Termination.    The Board may terminate the ESPP as of the end of any offering period and may amend the ESPP at any time. If the Board changes the discount from the market price of our common stock at which shares are to be purchased under the ESPP, then the Company will not implement such change until participants have been notified of such change and given a reasonable opportunity to cease participation in the ESPP.

Summary of Amendment

        The ESPP currently provides that 450,000 shares of the Company's common stock are available for purchase. The amendment provides for an additional 150,000 shares of the Company's common stock making 600,000 total shares of the Company's common stock available for purchase by eligible employees under the ESPP.

Tax Consequences

        The following paragraphs describe certain U.S. federal income tax consequences of the ESPP. Different rules may apply to participants who are not subject to U.S. federal income tax.

        To the extent required by applicable laws and regulations, the employer of a participant will withhold from such participant's wages any taxes or other amounts required to be withheld by reason of the purchase of shares under the ESPP at a price less than the current market price at the time of the purchase.

        As shares of common stock purchased under the ESPP are allocated to the account of a participant each offering period, the participant will include in his or her gross income the difference between the fair market value of the common stock so allocated and the payroll deductions elected by such participant for that month. Such difference (the "spread") will be taxable to the participant as current compensation income.

        When a participant sells shares of common stock acquired under the ESPP, the difference between the sale price of such shares and the participant's income tax basis in such shares will constitute long-term or short-term capital gain or loss, depending upon the sale price and the participant's holding period for the shares sold. A participant's income tax basis for shares acquired under the ESPP generally will be the sum of the payroll deductions applied to the purchase of such shares and the amount of taxable income realized by the participant upon such purchase.

        A participant's employer generally will be entitled to a U.S. federal income tax deduction in the same amount as the participant is required to recognize for U.S. federal income tax purposes (i.e., the spread) and at the same time as such recognition occurs (i.e., at the time the shares of common stock are acquired for the participant's account).

Company Cannot State the Purchase Price until Fair Market Value is Determined on Date of Purchase

        Because (i) participation in the ESPP is voluntary on the part of eligible employees, (ii) participants in their discretion may change the dollar amounts of their purchases from time to time and may cease to participate in the ESPP at any time and (iii) the purchase prices under the ESPP are based on the fair market value of the common stock at the times of the purchases, the Company is not able to state the number of shares of common stock that any participant in the ESPP will purchase, the purchase prices for such shares or the dollar amount of the purchase price discount that any participant will receive. The closing price of our common stock on the Nasdaq National Market on April 3, 2012, was $21.04 per share.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2012. E&Y has been so engaged since July 18, 2002.

        Ratification of the selection of E&Y by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain E&Y. If the selection of E&Y is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.

        A representative of E&Y will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will have the opportunity to do so if he or she so desires.

        The Company paid the following fees to E&Y for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees	$625,324	$620,179
Audit Related Fees(1)	$32,399	$17,842
Tax Fees(2)	$56,901	$63,638
All Other Fees	—	—

Total Fees	$714,624	$701,659

(1)
Consists of reimbursement of costs incurred in connection with performance of work on the audit including transportation and meal expenses.

(2)
Tax Fees included fees related to federal and state tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2011 in accordance with our formal policy on auditor independence.

Requisite Vote

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" PROPOSAL 3.

 PROPOSAL 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to (i) attract, motivate and retain high-caliber managerial talent; (ii) provide competitive compensation opportunities; (iii) create incentives to achieve both short-term performance measures and long-term strategic goals; and (iv) provide incentive programs that are linked to stockholder value. For additional information about our executive compensation program, please read the "Compensation Discussion and Analysis" beginning on page 20.

        At our 2011 Annual Meeting, our stockholders voted in favor of holding an annual advisory vote on executive compensation. In line with this recommendation, our Board has decided to include an advisory stockholder vote on executive compensation in our proxy materials every year until the next required advisory vote on the frequency of stockholder advisory votes on executive compensation. We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, objectives and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" approval of the following resolution at our 2012 annual meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

Requisite Vote

        The advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of this proposal exceeds the votes cast opposing this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 4.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        As of December 31, 2011, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), Robert A. Cohen, James J. Ferris, Bernard Hueber, and Gerard Munera, each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the revised written Charter of the Audit Committee adopted by the Board of Directors in April 2004, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with E&Y that firm's independence. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

                      Audit Committee Members:

                      Richard P. Graff, Chairman
                      Robert A. Cohen
                      James J. Ferris
                      Bernard Hueber
                      Gerard Munera

COMPENSATION PROCEDURES

        Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2011 compensation for our named executive officers as well as in setting the 2012 compensation levels and frame-work for 2012 performance bonus opportunities.

Roles of the Parties Involved in Executive Compensation Decisions

        Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval, the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy and support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."

        Role of Outside Compensation Consultant.    Since early 2006, the Compensation Committee has engaged an outside compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. Harlon Group has served as the compensation consultant to the Compensation Committee since mid-2009. Harlon Group is an independent firm that provides consultation services to boards of directors and their compensation committees and does not provide any other services to us. The Compensation Committee engaged Harlon Group to review the Company's overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company's, to help the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers and to facilitate the Compensation Committee's determination of our executive officers' performance bonus payments.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the chairman of the Compensation Committee in determining the base salary compensation for the executive officers other than himself. In 2012 our Chief Executive Officer will also propose recommendations to the Compensation Committee as to the 2012 performance bonus for each of the named executive officers other than the Chief Executive Officer.

Meetings of Compensation Committee

        The 2011 salary and framework for performance bonuses for Messrs. Cariou, Santa, Rospek and Banker were set by the Compensation Committee at its October 2010 and January 2011 meetings. The formula for the incentive bonus for Messrs. Cariou, Santa and Banker that was earned for 2011 is contained in the Company's Performance-Based Plan that was approved by stockholders at the 2009 annual stockholders meeting. The formula for Mr. Rospek's incentive bonus was approved by the Compensation Committee following consultation with our Chief Executive Officer. The Compensation Committee had two meetings in November 2011 and January 2012 to determine 2011 performance bonuses for Messrs. Cariou, Santa, Banker and Rospek and 2011 equity grants for all of the named executive officers as well as to set compensation for 2012. The Compensation Committee also reviewed and refined its philosophy on compensating our executive officers at each of the meetings at which it set compensation for 2011 and 2012.

        At the direction of the Compensation Committee, Harlon Group prepared various materials and analysis to assist the Compensation Committee in its review and determination of compensation for the named executive officers.

Comparator Group Research

        At the direction of the Compensation Committee, Harlon Group researched market compensation levels and trends. This research focused on all aspects of compensation for our named executive officers. Harlon Group gathered research data from several different data sources, including various executive compensation surveys of companies in metal fabrication and advanced metals industries with comparable annual revenues (ranging from $138 million to $520 million). Data for those few competing companies in our primary industry is not available. Our competitors are either privately-held, foreign-owned and/or are wholly-owned subsidiaries or divisions of larger companies and no applicable compensation information is publicly-available. Rather, we have reviewed the executive compensation packages of a "comparator group" of similarly-sized, public companies that operate in metal fabrication and advanced metals industries, for 2011 consisting of: Altra Holdings, Inc.; AZZ Incorporated; Cabot Microelectronics Corp.; CARBO Ceramics, Inc.; Chart Industries Inc.; Gorman-Rupp Company; Great Lakes Dredge & Dock Corporation; Haynes International Inc.; Houston Wire & Cable Company; Insteel Industries, Inc.; L.B. Foster Company; LMI Aerospace, Inc.; McGrath RentCorp; Preformed Line Products; RTI International Metals, Inc.; Sun Hydraulics Corporation; T-3 Energy Services, Inc.; and Universal Stainless & Alloy Products, Inc. Though not an exact match to our Company, we believe that these metal fabrication and advanced metals industries companies are our closest relevant comparators.

        The research included identifying compensation levels by executive position, with a break-out by salary, bonuses and equity grants. Among other things, the research also identified the proportion of total pay that is based on performance as well as the compensation for various executive officer positions relative to one another. The research compared the Company's historic levels of executive compensation to that of the median and mean of the comparator group.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2011 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2012 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2011.

                      Compensation Committee Members:

                      Dean K. Allen, Chairman
                      Robert A. Cohen
                      James J. Ferris
                      Bernard Hueber
                      Gerard Munera

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the fiscal year ended December 31, 2011, the Compensation Committee was composed of Messrs. Allen, Cohen (from May 26, 2011), Ferris, Hueber and Munera, with Mr. Allen serving as the Chairman. We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

        Our compensation philosophy is to (i) provide a compensation program that attracts, motivates, and retains high-caliber managerial talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor incentive pay programs which are linked to stockholder value. The principal forms of executive compensation are base salary, an annual incentive bonus based on the net income of the Company, an annual performance bonus based on achievement of non-objective criteria and equity grants of restricted stock.

        Below is a brief summary of the objectives of our executive compensation program:

  1.
  Linkage to Performance.    Our executive compensation program is designed to link executive compensation to the Company's performance as well as the individual executive's performance. To this end, a sizable portion of each named executive officer's total compensation package is linked to accomplishing specific and measurable goals, including growing revenue profitably and increasing stockholder value. We believe net income should be used as the primary metric in determining performance levels for the award of incentive bonuses. Our equity awards are performance based because they take into account the increase or decrease in the trading price of our common stock over a period of years.

    We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically granted of stock options and shares of restricted stock to our executive officers to reinforce a long-term focus on delivering value to stockholders. We also provided retirement compensation in 2008 in the form of shares of restricted stock, the restrictions of which lapse five years following the date of grant. The Compensation Committee believes that our incentive bonuses and equity awards provide compensation opportunities that are driven by the Company's performance.

  2.
  Stock Ownership Guidelines.    Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers (and directors) and stockholders is to require these individuals to own a significant amount of our common stock. Within three years of the commencement of the program on January 1, 2007, the following levels are expected to be attained: our Chief Executive Officer must hold common stock with a value that is at least five times his salary; the Chief Financial Officer and the Senior Vice President, Customers and Technology must hold stock worth at least three times their respective salaries; and within three years of their election non-employee directors must hold stock worth at least five times their annual cash fees from serving as a director. Restricted stock and stock options are not counted for purposes of these guidelines.

  3.
  Pay Mix.    We strive for a pay mix that reflects our compensation philosophy and performance-based compensation culture. A high proportion of total pay of our named executive officers is based on incentive and performance bonuses and equity awards that tie compensation to the Company's performance as well as the performance of the executive. Approximately two-thirds or more of the total compensation packages of our named executive officers is intended to be delivered through non-salary, short-term and long-term incentives.

  4.
  Competitive Compensation Levels.    We operate in a competitive business environment; therefore, our compensation program is intended to support our goal of attracting and retaining highly talented employees. We believe our named executive officers should be compensated relative to the market median of comparable companies and consistent with the Company's performance.

    During 2011, we compared the compensation of our named executive officers to market data gathered by our compensation consultant to help establish compensation levels for each executive. See "Compensation Procedures—Comparator Group Research" above. We selected median as the targeted level of compensation as we do not intend to pay compensation at levels significantly below or above the midpoint of our competitive market, taking into account the Company's performance compared to that of the comparator group. In comparing actual total direct compensation paid to our named executive officers for 2009 and 2010 against the actual median of our comparator group for the same years, we note that our compensation for those years was slightly below the median of the comparator group. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations.

  5.
  Perquisites.    We provide few perquisites to our named executive officers. In 2011, named executive officers received certain supplemental disability and life insurance benefits. Coverage under the supplemental life insurance policies for 2011 was $750,000 for our Chief Executive Officer, $415,000 for each of the other two U.S.-based named executive officers, our Chief Financial Officer and Senior Vice President, Customers and Technology and €250,000 ($348,025 based on the average exchange rate for 2011) for the Chief Executive Officer of our DYNAenergetics subsidiary. Also in 2011 we leased automobiles for the full year for our four named executive officers. We also paid all operating expenses associated with the leased automobiles.

  6.
  Retirement Benefits.    Through the end of 2011, we did not sponsor any retirement plan for executives that would provide a pension benefit above the level provided to our other employees. We provide all eligible employees, including the U.S.-based named executive officers, with a 401(k) savings plan to which we make matching contributions. The 401(k) savings plan allows eligible employees to defer a percentage of their eligible compensation on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a matching contribution of 100% of an employee's contribution up to 3% of eligible compensation and 50% of an employee's contribution on the next 2% of eligible compensation. Under the terms of the employment agreement for our European-based named executive officer, we made payments of €56,169 ($78,210 based on the average exchange rate for 2011) under a retirement insurance policy. As described below, in 2008, we granted each of the named executive officers supplemental retirement plan compensation in the form of restricted stock that vest five years from date of grant.

  7.
  Employment Contracts and Severance Protection.    Our named executive officers have employment agreements with us with a term ending December 31, 2012. The primary purpose of the employment agreements is to set forth with clarity the terms and conditions of the executive's employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The employment agreements also protect the executive from certain risks, including termination of employment without cause. They do not, however, provide any special terms pertaining to a change in control of the Company. A summary of the provisions of the employment agreements for our named executive officers can be found below under "Employment Agreements."

Primary Elements of Our Executive Compensation Program

        Our philosophy regarding each element of our executive compensation program is as follows:

  1.
  Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;

  2.
  An annual incentive bonus is what we pay our named executive officers for the short-term results of their efforts, measured by the net income of the Company or a business segment of the Company;

  3.
  An annual performance bonus is what we pay our named executive officers for the results of their efforts judged by the Compensation Committee by reference to specified individual non-objective performance goals; and

  4.
  Long-term/stock incentive compensation is what we pay executives as incentives to promote long-term results for their efforts, for growing the value of the enterprise, and for enhancing value for our stockholders.

        Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at comparable companies included in compensation surveys. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee considers the named executive officer's performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee's final determination of salaries for the named executive officers.

        Annual Incentive Bonus.    Pursuant to our Performance-Based Plan approved by our stockholders, we provide annual incentive bonus awards for our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Customers and Technology to promote the achievement of our short-term (i.e., annual) business objectives, which are also tied to shareholder value. The amount of the incentive bonus is based on the net income of the Company recognized for that fiscal year. The annual incentive bonus is paid in cash following completion of the audited financial statements of the Company for that year and certification, pursuant to Section 162(m) of the Internal Revenue Code, by the Compensation Committee. Under the terms of his employment agreement, we provide a similar annual incentive bonus award for the Chief Executive Officer of our DYNAenergetics subsidiary, the amount of which is based in part on the net income of the Company and in part on the operating income of our Oilfield Products segment recognized for that fiscal year.

        Annual Performance Bonus.    We provide annual performance bonus awards for our named executive officers to promote individual performance in meeting or exceeding objectives contained in the Company's strategy. This strategy and the performance objectives are updated and reviewed annually. The amount of the performance bonus award varies by the extent to which the named executive officer's target objectives are achieved. The total amount of performance bonus that may be awarded is set at a percentage of the named executive officer's base salary as provided in their respective employment agreements. At the start of each fiscal year, the Compensation Committee reviews and approves our non-objective performance goals for the named executive officers. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.

        After the end of the fiscal year, the Compensation Committee evaluates the performance of each named executive officer in meeting these target objectives. Awards are paid in cash following the determination of the award amounts.

        Long-Term Incentives and Retirement Benefits.    We currently provide long-term incentive awards to our named executive officers through our 2006 Stock Incentive Plan, which permits a broad range of types of equity grants. The purpose of the 2006 Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders.

        In January 2012, we made grants of restricted stock to our named executive officers as compensation for their work in 2011. These grants vest in equal installments over three years, subject to continued employment with us. The purposes of the restricted stock grants are to retain the executive over a long timeframe and further strengthen the link between the named executive officer's compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates. In January 2011, we made similar grants of restricted stock, vesting over three years, to our named executive officers as compensation for their work in 2010. We also made a special grant of restricted stock, vesting at the end of five years, to three of our named executive officers in January 2011.

        In January 2008, we established a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits to our named executive officers based upon their salary levels, ages and years of service with the Company. The SERP benefit consists of shares of restricted stock granted under the 2006 Stock Incentive Plan. The Compensation Committee used the principles of a "defined benefit" pension plan to determine the number of shares of restricted stock to be granted to each of the executives. The shares of restricted stock vest upon the completion, from date of grant, of five additional years of service with the Company. The shares will vest immediately upon the occurrence of a change in control of the Company, death or disability, termination without cause, or termination of employment by the executive for good reason. The Compensation Committee reviews annually the current value of the restricted stock granted in 2008 to provide the SERP benefit as it considers the over-all long-term incentives and retirement benefit portion of compensation for the named executive officers.

2011 Advisory Vote on Executive Compensation

        At our 2011 annual meeting of stockholders, we received an approximately 92% vote approving, on a non-binding advisory basis, our 2010 executive compensation. This vote accounts for all of the shares that voted for or against this "say-on-pay" proposal and does not include the "broker non-votes" or small number of shares that abstained from voting on this proposal. We believe this vote demonstrates our stockholders' approval of the Compensation Committee's compensation philosophy and the manner and amount in which it set compensation for 2010. We followed a similar approach in 2011.

Compensation Decisions for Our Named Executive Officers

        Compensation of Chief Executive Officer.    In determining the compensation of Mr. Cariou, our President and Chief Executive Officer, the Compensation Committee focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity and (ii) the importance of retaining a chief executive officer with the strategic, financial and leadership skills to ensure our continued growth and success. Harlon Group has advised us that Mr. Cariou's base salary, annual incentive target opportunity, and equity-based compensation for 2011 are consistent with reasonable and competitive practices for high-performing chief executive officers.

        During 2011, Mr. Cariou continued to demonstrate strong leadership and vision for us, to implement key strategic initiatives that strengthen us and increase long-term stockholder value, and to enhance our competitiveness. Despite the difficult economic and market challenges facing the Company in 2011, we believe Mr. Cariou's leadership has been exceptional in enabling the Company to increase the level of sales and margins it achieved in 2011 while wisely using Company resources in furthering opportunities for the Company's growth.

        Base Salary.    For 2011, Mr. Cariou's base salary was $469,075, a 3% increase from 2010. The Compensation Committee determined to increase Mr. Cariou's base salary to $483,147 for 2012 (an increase of approximately 3%).

        Annual Bonus.    We paid Mr. Cariou a total bonus of $429,544 for his performance in 2011. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Cariou's 2011 annual incentive bonus was $312,275, which is 2.5% of our annual consolidated net income for the year. The performance bonus was $117,269, which represented 25.0% (out of a possible 35% maximum target) of Mr. Cariou's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Cariou achieved important non-objective corporate goals related to development, leadership and executive management, organic growth, safety, quality and risk management, operational and financial performance and investor relations.

        Pursuant to the Performance-Based Plan, Mr. Cariou's annual incentive bonus opportunity for 2012 is an amount equal to 2.5% of our annual consolidated net income for the year up to an amount equal to 175% of Mr. Cariou's base salary and thereafter 1.0% of the Company's annual consolidated net income. Mr. Cariou is eligible in 2012 for a performance bonus of up to another 35% of salary if, in the opinion of the Compensation Committee and in its sole discretion, he achieves certain other important non-objective corporate goals, as described above.

        Long-Term Incentives.    We granted Mr. Cariou a restricted stock award of 30,000 shares effective January 18, 2012 for his performance in 2011. These shares of restricted stock are scheduled to vest annually in equal installments over three years from the grant date. The grant reflects (i) our view of the value of Mr. Cariou's long-term contribution to, and leadership of the Company and the long-term benefits realized by our stockholders, (ii) the Compensation Committee's and the Board's desire to retain Mr. Cariou and foster his desire to exceed our expectations, and (iii) competitive market practices. In January 2011, we made a similar grant of 26,000 shares of restricted stock, vesting over three years, to Mr. Cariou as compensation for his work in 2010 as well as a special grant of 5,000 shares of restricted stock, vesting at the end of five years or earlier retirement.

Compensation of the Other Named Executive Officers.

  Richard A. Santa—Senior Vice President, Chief Financial Officer and Secretary.

        Base Salary.    For 2011, Mr. Santa's base salary was $293,175, a 3% increase from 2010. The Compensation Committee determined to increase Mr. Santa's base salary to $301,970 for 2012 (an increase of approximately 3%).

        Annual Bonus.    We paid Mr. Santa a total bonus of $187,210 for his performance in 2011. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Santa's 2011 annual incentive bonus was $124,910, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $62,300, which represented 21.25% (out of a possible 25% maximum target) of Mr. Santa's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Santa achieved important non-objective corporate goals related to operational and financial performance, safety, quality and risk management, development, leadership and executive management, organic growth and investor relations.

        Mr. Santa's annual incentive bonus opportunity for 2012 is an amount equal to 1.0% of our annual consolidated net income for the year up to an amount equal to 125% of Mr. Santa's base salary and thereafter 0.5% of the Company's annual net income. Mr. Santa is eligible in 2012 for a performance bonus of up to another 25% of salary if, in the opinion of the Compensation Committee and at its sole discretion, he achieves certain other important non-objective corporate goals, as described above.

        Long-Term Incentives.    We granted Mr. Santa a restricted stock award of 12,500 shares effective January 18, 2012 for his performance in 2011. These shares of restricted stock are scheduled to vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Santa's long-term contribution to, and leadership of, the Company and the long-term benefits realized by our stockholders, (ii) the Compensation Committee's and the Board's desire to retain Mr. Santa and foster his desire to exceed their expectations, and (iii) competitive marketplace practices. In January 2011, we made a similar grant of 11,000 shares of restricted stock, vesting over three years, to Mr. Santa as compensation for his work in 2010 as well as a special grant of 3,000 shares of restricted stock, vesting at the end of five years or earlier retirement.

  John G. Banker—Senior Vice President, Customers and Technology.

        Base Salary.    For 2011, Mr. Banker's base salary was $293,175, a 3% increase from 2010. The Compensation Committee determined to increase Mr. Banker's base salary to $301,970 for 2012 (an increase of approximately 3%).

        Annual Bonus.    We paid Mr. Banker a total bonus of $188,309 for his performance in 2011. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Banker's 2011 annual incentive bonus was $124,910, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $63,399, which represented 21.625% (out of a possible 25% maximum target) of Mr. Banker's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Banker achieved important non-objective corporate goals related to sales growth, safety, quality and risk management, development, leadership and executive management and investor relations.

        Mr. Banker's annual incentive bonus opportunity for 2012 is an amount equal to 1.0% of our annual consolidated net income for the year up to an amount equal to 125% of Mr. Banker's base salary and thereafter 0.5% of the Company's annual net income. Mr. Banker is eligible in 2012 for a performance bonus of up to another 20% of salary if, in the opinion of the Compensation Committee and in its sole discretion, he achieves certain other important non-objective corporate goals cited above.

        Long-Term Incentives.    We granted Mr. Banker a restricted stock award of 12,500 shares effective January 18, 2012 for his performance in 2011. These shares of restricted stock are scheduled to vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Banker's long-term contribution to, and leadership of, the Company and the long-term benefits realized by our stockholders, (ii) the Compensation Committee's and the Board's desire to retain Mr. Banker and foster his desire to exceed their expectations, and (iii) competitive marketplace practices. In January 2011, we made a similar grant of 11,000 shares of restricted stock, vesting over three years, to Mr. Banker as compensation for his work in 2010 as well as a special grant of 3,000 shares of restricted stock, vesting at the end of five years or earlier retirement.

  Rolf Rospek—Director and DYNAenergetics Chief Executive Officer.

        Base Salary.    For 2011, Mr. Rospek's base salary was €190,000 ($264,556 based on the average exchange rate for 2011). The Compensation Committee determined to increase Mr. Rospek's base salary to €195,700 ($272,493 based on the average exchange rate for 2011) for 2012 (an increase of approximately 3%).

        Annual Bonus.    We paid Mr. Rospek a total bonus of $171,035 for his performance in 2011. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Rospek's annual incentive bonus was $113,824, which is an amount equal to the sum of (1) 0.5% of the Company's annual net income and (2) 1.0% of the annual operating income of the oilfield products segment of the Company, which sum was slightly reduced to reflect certain adjustments provided in

Mr. Rospek's employment agreement. The Compensation Committee awarded a performance bonus of $57,211, which represented 21.625% (out of a possible 25% maximum target) of Mr. Rospek's salary. The Compensation Committee determined the amount of this performance bonus based on operational and financial performance, development, leadership and executive management, organic growth, safety, quality and risk management and investor relations.

        Mr. Rospek's annual incentive bonus opportunity for 2012 is an amount equal to the (A) the sum of (1) 0.5% of the Company's annual net income and (2) 1.0% of the annual operating income of the oilfield products segment of the Company, until such time as he has received total payments under this non-discretionary annual bonus with respect to such year equal to 125% of that year's salary (the "Initial Bonus Limit"), plus (B) following such time as Mr. Rospek has received the Initial Bonus Limit, (1) 0.25% of the Company's annual net income and (2) 0.5% of the annual operating income of the oilfield products segment of the Company. Mr. Rospek is eligible in 2012 for a performance bonus of up to another 20% of salary if, in the opinion of the Compensation Committee and at its sole discretion, he achieves certain other important non-objective corporate goals.

        Long-Term Incentives.    We granted Mr. Rospek a restricted stock unit award of 12,500 shares effective January 18, 2012 for his work in 2011. These shares of restricted stock vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Rospek's long-term contribution to, and leadership of, the Company and the long-term benefits realized by our stockholders, (ii) the Compensation Committee's and the Board's desire to retain Mr. Rospek and foster his desire to exceed their expectations, and (iii) competitive marketplace practices. In January 2011, we made a similar grant of 9,000 shares restricted stock units, vesting over three years, to Mr. Rospek as compensation for his work in 2010.

        Note on Currency Translation.    Mr. Rospek's compensation is paid to him in Euros. All amounts described in U.S. Dollars were converted using an average exchange rate for 2011 of approximately 1.3924.

Extension of Term of Employment Agreements

        In January 2010, upon the recommendation of the Compensation Committee, the Board extended the term of the employment agreements for each of Messrs. Cariou, Santa and Banker for three years. The Board believed it was important to secure the services of these senior executives on a longer-term basis than the one-year terms of the existing agreements. In 2011, we executed an employment agreement with Mr. Rospek, the term of which will expire on December 31, 2012, the termination date of the employment agreements with the other named executive officers.

Impact of Regulatory Requirements

        Income Tax Considerations.    Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to each of our three U.S.-based named executive officers who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan as well as the Performance Based Plan has been designed to permit the Compensation Committee to grant awards that generally qualify as performance-based compensation for purposes of Section 162(m) of the Code provided certain other requirements are met. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, the restricted stock awards issued under the SERP in 2008 and other restricted stock awards that include time-based vesting do not satisfy the conditions of Section 162(m) of the Code for qualifying performance-based compensation, and we anticipate that amounts payable under the SERP at the end of the five year period and other restricted stock awards that, together with other compensation paid in that year, exceed $1,000,000 will not deductible for federal income tax purposes.

        Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under FASB ASC Topic 718, "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.

Summary

        The Compensation Committee and the Board set executive compensation policy and pay opportunities for our named executive officers by keeping in mind competitive practice for a company like Dynamic Materials Corporation, the importance of incentivizing performance, and the continuing need to align the executives' interests with those of stockholders.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Yvon Pierre Cariou	2011	$469,075	$117,269	$647,900	$312,275	$36,216(2)	$1,582,735

President and Chief Executive	2010	$455,400	$102,465	$629,700	$131,625	$38,192(2)	$1,357,382

Officer(2)	2009	$455,400	$93,357	$0	$213,725	$35,627(2)	$798,109

Richard A. Santa	2011	$293,175	$62,300	$292,600	$124,910	$37,578(3)	$810,563

Senior Vice President, Chief	2010	$284,625	$51,233	$251,880	$52,650	$37,328(3)	$677,716

Financial Officer and Secretary(3)	2009	$284,625	$47,105	$0	$85,490	$35,422(3)	$452,642

John G. Banker	2011	$293,175	$63,399	$292,600	$124,910	$32,034(4)	$806,118

Senior Vice President,	2010	$284,625	$51,233	$251,880	$52,650	$29,209(4)	$669,597

Customers and Technology(4)	2009	$284,625	$49,240	$0	$85,490	$29,137(4)	$448,492

Rolf Rospek	2011	$264,556	$57,211	$188,100	$113,824	$98,118(5)	$721,809

Director and DYNAenergetics	2010	$236,254	$58,161	$188,910	$0	$94,783(5)	$578,108

Chief Executive Officer(5)

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. For additional information about these restricted stock awards, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Includes expenses relating to a company-leased automobile that was provided to Mr. Cariou ($16,612 in 2011, $18,588 in 2010 and $16,004 in 2009), matching contributions under the company's 401(k) plan ($9,800 in 2011, 2010 and 2009), life insurance premium payments ($4,804 in 2011, $4,804 in 2010 and $4,823 in 2009), and $5,000 in 2011, 2010 and 2009 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(3)
Includes expenses relating to a company-leased automobile that was provided to Mr. Santa ($14,540 in 2011, $15,475 in 2010 and $14,307 in 2009), matching contributions under the company's 401(k) plan ($9,800 in 2011, 2010 and 2009), life insurance premium payments ($8,238 in 2011, $7,053 in 2010 and $6,315 in 2009), and $5,000 in 2011, 2010 and 2009 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(4)
Includes expenses relating to a company-leased automobile that was provided to Mr. Banker ($13,071 in 2011, $10,723 in 2010 and $11,062 in 2009), matching contributions under the company's 401(k) plan ($9,800 in 2011, 2010 and 2009), life insurance premium payments ($4,163 in 2011, $3,686 in 2010 and $3,275 in 2009), and $5,000 in 2011, 2010 and 2009 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(5)
Includes expenses relating to a company-leased automobile that was provided to Mr. Rospek ($15,773 in 2011 and $16,253 in 2010), company contributions to pension plan ($4,135 in 2011 and $3,944 in 2010), and life insurance premium payments ($78,210 in 2011 and $74,586 in 2010). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2011

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)

Yvon Pierre Cariou(1)	—	$312,275	—	—

	1/19/2011	—	31,000	$647,900

Richard A. Santa(1)	—	$124,910	—	—

	1/19/2011	—	14,000	$292,600

John G. Banker(1)	—	$124,910	—	—

	1/19/2011	—	14,000	$292,600

Rolf Rospek(1)	—	$124,335	—	—

	1/19/2011		9,000	$188,100

(1)
Mr. Cariou's non-equity incentive plan award for 2011 was calculated by a formula specified in the Performance-Based Plan that provided an annual incentive equal to 2.5% of the Company's 2011 net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the Company's 2011 net income. Non-equity incentive plan awards for Mr. Santa and Mr. Banker were calculated by a formula specified in the Performance-Based Plan that provided annual incentives equal to 1% of the Company's 2011 net income for each executive up to an amount equal to 125% of such executive's salary and thereafter 0.5% of the Company's 2011 net income. Mr. Rospek's non-equity inventive plan award for 2011 was calculated by a formula specified in the Performance-Base Plan that provided an annual incentive equal to the sum of 0.5% of the Company's 2011 net income and 1.0% of the 2011 operating income of the oilfield products segment of the Company. The target award for each of the named executive officers reflects the incentive that was paid. Since the formula in the Performance-Based Plan contains no thresholds or maximums, these columns have been deleted.

(2)
Awards granted to all named executive officers were in the form of shares of restricted stock awards or units granted under the 2006 Stock Incentive Plan, which are scheduled to vest one-third on each of the first three anniversary dates (with respect to 26,000, 11,000, 11,000 and 9,000 shares granted to Messers Cariou, Santa, Banker and Rospek, respectively) and at the fifth anniversary of the grant date or earlier retirement of the executive (with respect to 5,000, 3,000 and 3,000 shares granted to Messers Cariou, Santa and Banker, respectively). In accordance with FASB ASC Topic 718, the grants reflects the grant date fair value of the awards based upon the quoted closing market price of $20.90 per share of our common stock on January 19, 2011. Dividends of $0.12 per share were paid in 2011 on restricted stock awards granted to Messers Cariou, Santa and Banker. The awards granted to Mr. Rospek were in the form of restricted stock units which do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

EMPLOYMENT AGREEMENTS

        Messrs. Cariou, Santa and Banker have entered into amendments to their existing employment agreements with the Company with a term through December 31, 2012. On March 9, 2011, Mr. Rospek, the Company and DYNAenergetics entered into a new employment agreement effective January 1, 2011, replacing his previous employment agreement executed in November 2007.

  Yvon Pierre Cariou

        Mr. Cariou serves as our President and Chief Executive Officer pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Cariou's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Cariou. The employment agreement also provides that Mr. Cariou can be terminated by us for any reason other than for cause upon the payment of an amount equal to the greater of the remaining salary payable through the term of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Cariou for the two years preceding his termination multiplied by three, two or one if Mr. Cariou's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Cariou releases us from all claims as a condition of receiving the payments. Mr. Cariou may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $455,400, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou is eligible to receive an annual incentive bonus equal to an amount equal to 2.5% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou is also eligible to receive an annual performance bonus equal to an amount up to 25% of his salary, which the Compensation Committee subsequently increased to 35%. The performance bonuses will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Cariou is eligible to receive awards of restricted shares of common stock of the Company under the 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Cariou's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Cariou will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Cariou dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Cariou also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Cariou's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Cariou's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Cariou's employment and for a period of two years following termination of his employment for any reason.

  Richard A. Santa

        Mr. Santa serves as our Senior Vice President and Chief Financial Officer pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Santa's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Santa. The employment agreement also provides that Mr. Santa can be terminated by us for any reason other than for cause upon the payment of an amount equal to the greater of the remaining salary payable through the terms of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Santa for the two years preceding his termination multiplied by three, two or one if Mr. Santa's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Santa releases us from all claims as a condition of receiving the payments. Mr. Santa may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa is eligible to receive an annual incentive bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Santa's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa is also eligible to receive an annual performance bonus equal to an amount up to 20% of his salary, which the Compensation Committee subsequently increased to 25%. The performance bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Santa is eligible to receive awards of restricted shares of common stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Santa's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Santa will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Santa dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Santa also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Santa's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Santa's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Santa's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

  John G. Banker

        Mr. Banker serves as our Senior Vice President Customers and Technology pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Banker's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Banker. The employment agreement also provides that Mr. Banker can be terminated by us for any reason other than for cause upon the payment an amount equal to the greater of the remaining salary payable through the terms of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Banker for the two years preceding his termination multiplied by three, two or one if Mr. Banker's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Banker releases us from all claims as a condition of receiving the payments. Mr. Banker may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker is eligible to receive an annual incentive bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Banker's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker is also eligible to receive an annual performance bonus equal to an amount up to 20% of his salary, which the Compensation Committee subsequently increased to 25%. The performance bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Banker is eligible to receive awards of restricted shares of common stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Banker's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Banker will immediately vest, subject to the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Banker dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Banker also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Banker's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Banker's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Banker's employment and for a period of two years following termination of his employment for any reason.

  Rolf Rospek

        Mr. Rospek serves as our director and as the Chief Executive Officer of our DYNAenergetics subsidiary. As described above, on March 9, 2011, Mr. Rospek, the Company and DYNAenergetics entered into a new employment agreement effective January 1, 2011, to replace his previous agreement which ended December 31, 2010.

        Mr. Rospek's new employment agreement is effective as of January 1, 2011 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Rospek's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Rospek. The employment agreement also provides that Mr. Rospek can be terminated by us for any reason other than for cause upon the payment of an amount equal to the greater of the salary and bonus payable through the remaining term of Mr. Rospek's two-year employment agreement or one year's salary and bonus if Mr. Rospek is terminated on or after January 1, 2012, provided that Mr. Rospek releases us from all claims as a condition of receiving the payments, which are payable in equal monthly amounts. Mr. Rospek may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The new employment agreement provides for an annual base salary of €190,000 with annual adjustments at the discretion of our Board. The new agreement also provides for annual incentive-based compensation. For the years ended December 31, 2011 and 2012, Mr. Rospek is eligible to receive an annual incentive bonus equal to an amount equal to (A) the sum of (1) 0.5% of the Company's annual net income for that year and (2) 1.0% of the annual operating income of the oilfield products segment of the Company for that year, until such time as he has received total payments under this non-discretionary annual bonus with respect to such year equal to 125% of that year's salary (the "Initial Bonus Limit"), plus (B) following such time as Mr. Rospek has received the Initial Bonus Limit, (1) 0.25% of the Company's annual net income for that year and (2) 0.5% of the annual operating income of the oilfield products segment of the Company for that year. Mr. Rospek shall also be eligible to receive, at the discretion of the Compensation Committee, an annual performance bonus in an amount up to 20% of his annual salary, which the Compensation Committee subsequently increased to 25%. The discretionary bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2012 and 2013. Under the employment agreement, Mr. Rospek is eligible to receive awards of restricted stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Rospek's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Rospek will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Rospek dies during the term of his agreement, his estate will receive three month's salary and bonus as well as all accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Rospek also receives the following benefits: (i) employer contributions to the DYNAenergetics pension plan; (ii) life insurance coverage in the amount of €250,000 in case of death or €500,000 in case of disability; (iii) director and officer insurance coverage of at least €10 million; (iv) reimbursement for an existing life insurance policy of Mr. Rospek with an annual payment of €56,169; (v) reimbursement for business-related expenses, including first class travel while taking the train and business class travel while traveling on business by plane; (vi) a company car with monthly leasing rates of not more than €1,200 and (vii) 30 working days of annual vacation per the terms of the agreement.

        Mr. Rospek's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Rospek's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

Definition of Cause

        For purposes of each of the named executive officer's employment agreements described above, "cause" is defined as: (i) a willful and substantial breach by the executive of the terms of his employment agreement or any written agreement between the executive and the Company that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by the executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, the Board has made a written demand for performance which specifically identifies the manner in which he or it believes that the executive has not substantially performed his duties; (iii) the commission by the executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises the executive's ability to act effectively as a high-level executive of the Company. In the case of Mr. Rospek, "cause" includes any other "important reason" under German law.

2006 Stock Incentive Plan

        Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death, disability, retirement, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the Executive's termination of employment for such reason.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Stock Awards

Name	Number of Shares of Stock Held that Have Not Vested (#)		Market Value of Shares of Stock Held that Have Not Vested ($)(7)

Yvon Pierre Cariou	35,000	(1)	$692,300

	20,000	(2)	$395,600

	26,000	(3)	$514,280

	5,000	(4)	$98,900

Richard A. Santa	25,000	(1)	$494,500

	8,000	(2)	$158,240

	11,000	(3)	$217,580

	3,000	(4)	$59,340

John G. Banker	30,000	(1)	$593,400

	8,000	(2)	$158,240

	11,000	(3)	$217,580

	3,000	(4)	$59,340

Rolf Rospek	6,000	(5)	$118,680

	9,000	(6)	$178,020

There were no outstanding options for the named executive officers at December 31, 2011.

(1)
These restricted stock awards were granted on January 9, 2008 under the SERP and are scheduled to vest on January 9, 2013 which is five years from the date of grant. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2011.

(2)
These restricted stock awards were granted on January 13, 2010 and are scheduled to vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.16 per share were paid on these shares in 2011.

(3)
These restricted stock awards were granted on January 19, 2011 and are scheduled to vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.12 per share were paid on these shares in 2011.

(4)
These restricted stock awards were granted on January 19, 2011 and are scheduled to vest five years from the date of grant, January 19, 2016, or, if earlier, retirement from employment with the Company. The shares qualify for dividends if and when the Company declares dividend payments. Dividends of $0.12 per share were paid on these shares in 2011.

(5)
These restricted stock units were granted on January 13, 2010 and are scheduled to vest one-third on each of the first three anniversary dates. These restricted stock units do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(6)
These restricted stock units were granted on January 19, 2011 and are scheduled to vest one-third on each of the first three anniversary dates. These restricted stock units do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(7)
The fair market value is calculated as the product of the closing price on the last business day of 2011, or $19.78 per share, and the number of unvested shares.

Supplemental Executive Retirement Plan

        On January 9, 2008, the Board approved the SERP for the named executive officers. Under the terms of the SERP, on January 9, 2008, the Compensation Committee granted 35,000, 25,000 and 30,000 restricted shares of Company stock to Messrs. Cariou, Santa, and Banker, respectively, at the closing price of $49.22. These restricted shares were issued from the 2006 Stock Incentive Plan.

        The shares vest for each executive upon the completion, from the date of grant, of five additional years of service with the Company. The shares will vest immediately if the executive's employment with the Company is terminated:

  •
  involuntarily by the Company without "cause," as that term is defined in the executive's employment agreements with the Company (and as more fully described in the section of this proxy statement entitled "Employment Agreements—Definition of Cause");

  •
  by the executive, for "good reason," which shall mean substantial diminution in the executive's responsibilities or pay, as well as—without the executive's consent—a relocation of his principal place of business of more than 50 miles, or a substantial increase in his travel duties compared to the present;

  •
  by reason of the death or disability of the executive; or

  •
  upon a change in control of the Company, where Company stock or an equivalent stock is no longer provided.

        Additional information regarding the SERP is contained in the section of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits."

 OPTION EXERCISES AND STOCK VESTED DURING 2011

	Stock Awards

Name(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)

Yvon Pierre Cariou	5,000	$109,150

	10,000	$216,700

	8,333	$180,576

Richard A. Santa	2,000	$43,660

	4,000	$86,680

	3,333	$72,226

John G. Banker	2,000	$43,660

	4,000	$86,680

	3,333	$72,226

Rolf Rospek	3,000	$65,010

	2,333	$50,556

(1)
There were no options outstanding, and thus no option exercises, for any of our named executive officers during 2011.

(2)
Represents the number of shares vested multiplied by the per share market price of our common stock on the vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION

        The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective current employment agreements, the 2006 Stock Incentive Plan, and the 1997 Equity Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2011, and that termination occurred under the terms of the current employment agreements, which are effective beginning January 1, 2010 for Messrs. Cariou, Santa and Banker and beginning January 1, 2011 for Mr. Rospek. The price of our common stock on December 30, 2011, the last trading day of 2011, was $19.78. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements" above.

	Yvon Pierre Cariou				Richard A. Santa				John G. Banker				Rolf Rospek
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)

Compensation:
Base Salary	$469,075	(3)	—		$293,175	(4)	—		$293,175	(5)	—		$264,556	(6)	$66,139	(7)
Incentive Bonus	$331,817	(8)	$429,544	(9)	$145,547	(10)	$187,210	(11)	$146,096	(12)	$188,309	(13)	$171,035	(14)	$213,794	(15)
Acceleration of vesting of Restricted Stock(16)	$1,701,080		$1,701,080		$929,660		$929,660		$1,028,560		$1,028,560		$296,700		$296,700
TOTAL	$2,501,972		$2,130,624		$1,368,382		$1,116,870		$1,467,831		$1,216,869		$732,291		$576,663

(1)
Includes involuntary termination without cause resulting from a change in control.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(3)
Equals one times the base salary of $469,075 for Mr. Cariou.

(4)
Equals one times the base salary of $293,175 for Mr. Santa.

(5)
Equals one times the base salary of $293,175 for Mr. Banker.

(6)
Equals one times the base salary of €190,000 for Mr. Rospek converted at the average exchange rate for the 2011.

(7)
Equals three month's salary that is payable to Mr. Rospek's estate in the event of his death.

(8)
Equals one times the average bonus for 2010 and 2011 for Mr. Cariou.

(9)
Equals Mr. Cariou's 2011 bonus that was paid in 2012.

(10)
Equals one times the average bonus for 2010 and 2011 for Mr. Santa.

(11)
Equals Mr. Santa's 2011 bonus that was paid in 2012.

(12)
Equals one times the average bonus for 2010 and 2011 for Mr. Banker.

(13)
Equals Mr. Banker's 2011 bonus that was paid in 2012.

(14)
Equals one times the bonus for 2011 for Mr. Rospek.

(15)
Equals Mr. Rospek's 2011 bonus that was paid in 2012 plus an additional three month's bonus that is due in the event of Mr. Rospek's death.

(16)
The value of the restricted stock is based on the closing market price of our common stock on December 30, 2011, $19.78 per share.

 DIRECTOR COMPENSATION FOR 2011

Non-employee Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)

Dean K. Allen	$54,000	$65,760	$0	$119,760
Robert Cohen	$30,500	$132,720	$0	$163,220
James J. Ferris	$40,000	$65,760	$0	$105,760
Richard P. Graff	$44,000	$65,760	$0	$109,760
Bernard Hueber	$42,000	$65,760	$0	$107,760
Gerard Munera	$42,000	$65,760	$0	$107,760

(1)
Mr. Cariou and Mr. Rospek have been omitted from the table because they do not receive any compensation for serving on our Board, beyond their compensation as employees of the Company. See the "Summary Compensation Table" for Mr. Cariou's and Mr. Rospek's compensation.

(2)
The annual fees for each member of the Board and fees related to the applicable Board member's serving as the chair or a member of one or more committees and are paid quarterly.

(3)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director on May 26, 2011 was $65,760 for the 3,000 shares granted to each independent director. The grant date fair value of the restricted stock awarded to Mr. Cohen on February 15, 2011 was $66,960 for the 3,000 shares granted to him following him joining the board. The 2011 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. As of December 31, 2011, Messrs. Allen, Ferris, Graff and Hueber each had no outstanding options and 3,000 shares of restricted stock, Mr. Cohen had no outstanding options and 6,000 shares of restricted stock and Mr. Munera had 10,000 options outstanding and 3,000 shares of restricted stock. During 2011, aggregate dividends of $0.16 per share were paid on shares of restricted stock.

Compensation for Non-Employee Directors

        In 2011, each of our non-employee directors received an annual retainer of $12,000, with the exception of Mr. Cohen who received $10,500 since he did not join the board until February 15, 2011. The directors also received per meeting fees of $2,000 for in-person attendance at Board meetings, $1,000 for Board meeting attendance by telephone, and $1,000 for attendance at committee meetings. In addition, each independent director received per meeting fees of $2,000 for attendance at executive sessions. The non-executive Chairman of the Board, Mr. Allen, receives an additional annual retainer for service in that position of $12,000 per year. Chairmen of the Board's committees receive an additional annual retainer for service in that position of $6,000 (Audit Committee), $4,000 (Compensation Committee), $2,000 (Nominating and Corporate Governance Committee), and $2,000 (Quality and Safety Committee) per year. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.

        In 2011, we granted 3,000 shares of restricted stock to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders. Mr. Cohen was granted 3,000 shares of restricted stock as a non-employee director at the time of his appointment to the Board on February 15, 2011. The 2011 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant. Our intent is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock. Under our stock ownership guidelines, our non-employee directors are expected to hold stock worth at least five times their annual cash fees for serving as a director. Additional information about our stock ownership guidelines are contained in the section this proxy statement entitled "Compensation Discussion and Analysis—Philosophy and Objectives of our Executive Compensation Program—Stock Ownership Guidelines."

        The Compensation Committee determined to make no change for 2012 in the annual retainers and per meeting fees paid to non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2011 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	15,500	$14.92	326,522	(1)
Equity compensation plans not approved by security holders	—	$—	N/A
Total	15,500	$14.92	326,522

(1)
Includes 22,772 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan as of December 31, 2011, in addition to shares available for issuance under our 2006 Stock Incentive Plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of April 3, 2012, including, shares subject to stock options exercisable within 60 days of that date, by: (i) each of our executive officers; (ii) each of our directors; and (iii) all of our executive officers and directors as a group.

	Beneficial Ownership(1)

Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total

Yvon Pierre Cariou	247,440	1.8%

Richard A. Santa	157,234	1.2%

John G. Banker	104,638	*

Rolf Rospek	98,281	*

Dean K. Allen	55,000	*

Gerard Munera(3)	25,500	*

Bernard Hueber	16,000	*

Richard P. Graff	12,800	*

James J. Ferris	6,000	*

Robert Cohen	6,000	*

All executive officers and directors as a group (10 persons)	728,893	5.4%

*
Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,483,238 shares of common stock outstanding on April 3, 2012, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
Includes 10,000 shares that may be acquired upon exercise of currently exercisable stock options. Shares of common stock subject to options that are exercisable within 60 days of April 3, 2012, are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

          The following table sets forth certain information regarding the ownership of our common stock as of April 3, 2012, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC(2) 1201 N. Calvert Street Baltimore, MD 21202	2,186,833	16.2%
Allianz Global Investors Capital, LLC(3) 600 West Broadway, Suite 2900 San Diego, CA 92101	928,162	6.9%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	760,346	5.6%
Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	673,351	5.0%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,483,238 shares outstanding on April 3, 2012.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2012, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,169,608 shares, and the sole power to dispose or direct the disposition of 2,186,833 shares.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2012, by Allianz Global Investors Capital, LLC, it its capacity as an investment advisor for shares owned by its clients. Allianz Global Investors Capital has the sole power to vote or direct the vote for 611,838 shares, and the sole power to dispose or direct the disposition of 928,162 shares.

(4)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2012, by BlackRock, Inc., in its capacity as an investment advisor for shares owned by its clients. BlackRock, Inc. has the sole power to vote or direct the vote for 760,346 shares, and the sole power to dispose or direct the disposition of 760,346 shares.

(5)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 9, 2012, by Vanguard Group, Inc. in its capacity as an investment advisor for shares owned by its clients. Vanguard Group has the sole power to vote of direct the vote for 20,823 shares, and the sole power to dispose or direct the disposition of 673,351 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time.

Code of Business Conduct and Ethics

        We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dynamicmaterials.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a written Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.

        In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.

        All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary
April 13, 2012

        Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2011. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

Appendix A

Amendment to Dynamic Materials Corporation
Employee Stock Purchase Plan
Adopted by the Board of Directors on March 7, 2012
Approved by the Stockholders on May       , 2012

        Dynamic Materials Corporation, a Delaware corporation (the "Company") by its Board of Directors, hereby amends its Employee Stock Purchase Plan (the "Plan") originally adopted on January 9, 1998, and approved by the stockholders of the Company on May 22, 1998, as subsequently amended, as follows:

        1.    Amendment to Paragraph 3.    Paragraph 3(a), first sentence is hereby amended in its entirety to read as follows:

          (a)   Subject to the Provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate Six Hundred Thousand (600,000) shares of the Company's common stock (the "Common Stock").

        2.    All Other Provisions Unaffected.    Except for this Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

A-1

PROXY                                                                         PROXY

DYNAMIC MATERIALS CORPORATION
2012 Annual Meeting of Dynamic Materials Corporation Stockholders
May 24, 2012, 8:30 a.m. local time
St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—MAY 24, 2012

        The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, on May 24, 2012, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters as may properly come before said meeting.

        You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	Dean K. Allen ☐	Yvon Pierre Cariou ☐	Robert A. Cohen ☐
	James J. Ferris ☐	Richard P. Graff ☐	Bernard Hueber ☐
	Gerard Munera ☐	Rolf Rospek ☐
2.	To approve the amendment to the Company's Employee Stock Purchase Plan.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve the non-binding, advisory vote on executive compensation.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2012
Signature(s)

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.